Exhibit 10.1

UNITED CONTINENTAL HOLDINGS, INC.

SENIOR OFFICER SEVERANCE PLAN

(Effective October 1, 2014)

In order to encourage the retention of key management employees and to replace severance benefits previously provided under employment agreements with certain officers, the Compensation Committee of the Board of Directors (the “Committee”) of United Continental Holdings, Inc., a Delaware corporation (“UCH”), has adopted this Senior Officer Severance Plan (as it may be amended pursuant to the terms hereof, this “Plan”).

UCH and its wholly-owned subsidiary, United Airlines, Inc., a Delaware corporation (previously named Continental Airlines, Inc. and successor to United Air Lines, Inc.) (the “Company”), previously entered into employment agreements with certain officers of UCH and the Company. The Committee terminated such employment agreements in accordance with the non-renewal provisions at the end of the term expiring September 30, 2014. Upon and following the expiration and termination of such employment agreements, Participants (as defined in Section 2) shall be eligible for benefits pursuant to this Plan.

SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Accrued Rights” shall have the meaning set forth in Section 3(b).

(b) “Affiliate(s)” shall mean, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity. For purposes of the definition of “Affiliate(s),” the term “person” has the meaning described in Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

(c) “Annual Base Salary” shall mean, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (or, in the event of a Good Reason Termination, the annual rate of base salary in effect immediately prior to the event giving rise to the Good Reason Termination if such annual base salary is higher than the annual base salary in effect immediately prior to such Participant’s Termination Date).

(d) “Cause” shall mean, with respect to any Participant, the occurrence of any one of the following:

(i) gross negligence or willful misconduct in the performance of, or such Participant’s abuse of alcohol or drugs rendering such Participant unable to perform, the material duties and services required for the Participant’s position with the Company;

(ii) the Participant’s conviction or plea of nolo contendre for any crime involving moral turpitude or a felony;

(iii) the Participant’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the Participant at the expense of UCH or any of its Affiliates; or

(iv) the Participant’s material violation of the written policies of UCH or the Company (including United’s Ethics and Compliance Principles, as in effect from time to time), the Participant’s material breach of a material obligation of the Participant to UCH or the Company pursuant to the Participant’s duties and obligations under UCH’s Bylaws, or the Participant’s material breach of a material obligation of the Participant to UCH or the Company pursuant to any award or agreement between the Participant and UCH or the Company.

(e) “Claimant” shall have the meaning set forth in Section 4(c).

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(h) “Continuation Coverage” shall mean, subject to the limitations described in this definition, the continued coverage of a Participant and the Participant’s eligible dependents under the following welfare benefit plans available to similarly situated employees of the Company who have not terminated employment (or the provision of similar benefits, which may include the provision of benefits under one or more insurance policies): medical, dental, basic term life insurance (in an amount determined in accordance with Company policy and with respect to which the Participant was eligible on the Termination Date), vision care, accidental death and dismemberment, and prescription drug. Such coverage shall be provided by the Company during the Severance Period at no greater cost to the Participant (and at no greater after-tax cost to any Effective Date Participant) than that applicable to a similarly situated employee of the Company who has not terminated employment; provided, however, that the coverage under a particular welfare benefit plan (or the receipt of similar benefits) shall terminate upon the Participant’s receipt of similar benefits from a subsequent employer. Continuation Coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Notwithstanding any provision in this Plan to the contrary, each Participant (and/or each of such Participant’s eligible dependents) shall be entitled upon the expiration of the Severance Period to purchase an additional 18 months of coverage under a group health plan subject to Sections 601 through 608 of ERISA. Such additional coverage shall be made available to such Participant at COBRA rates. The Continuation Coverage described in this definition shall be offered solely as an alternative to any COBRA coverage applicable to any group health plan otherwise available to the Participant (and each of the Participant’s dependents, if any) within the meaning of Sections 601 through 608 of ERISA and shall not affect the Participant’s eligibility to participate in any retiree medical plan maintained by UCH or the Company in accordance with its terms.

(i) “Disability” shall mean, with respect to any Participant, such Participant becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders such Participant mentally or physically incapable of performing the material duties and services required of the Participant in the Participant’s position with UCH or the Company on a full-time basis during such period.

(j) “Effective Date” shall mean October 1, 2014.

(k) “Effective Date Participant” shall have the meaning set forth in Section 2.

(l) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto.

(m) “Flight Benefits” shall mean the flight benefits provided under the Officer Travel Policy. Effective Date Participants who have Grandfathered Flight Benefits (as such term is defined in the Officer Travel Policy) shall retain such Grandfathered Flight Benefits.

(n) “Good Reason Termination” shall mean a Participant’s termination of employment for any of the following reasons:

(i) a material diminution in the Participant’s authority, duties, or responsibilities from those applicable to the Participant as of the date that the Participant first becomes an eligible Participant pursuant to the terms of this Plan or as agreed to in writing by the Participant and UCH and/or the Company;

(ii) a material diminution in the Participant’s Annual Base Salary, except to the extent such diminution in Annual Base Salary is (1) a result of a generally applicable reduction in base salaries imposed on substantially all of the officers of UCH and its Subsidiaries and (2) is an amount proportionate to the salary reduction for other officers of UCH and its Subsidiaries at substantially the same title or level as the Participant;

(iii) a relocation of the Participant’s principal place of employment by more than 50 miles; or

(iv) a material breach by UCH or the Company of any provision of this Plan or the Officer Travel Policy.

Notwithstanding the foregoing or any other provision in this Plan to the contrary, any assertion by a Participant of a Good Reason Termination shall not be effective unless all of the following conditions are satisfied:

(w) the conditions described in the preceding sentence giving rise to the Participant’s termination of employment must have arisen without the Participant’s written consent;

(x) the Participant must provide written notice to UCH and the Company of such condition and the Participant’s intent to terminate employment, in accordance with Section 7(a) of this Plan, within 90 days after the initial existence of the condition;

(y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by UCH and the Company; and

(z) the date of the Participant’s termination of employment must occur within 90 days after the notice provided by the Participant pursuant to clause (x).

(o) “Involuntary Termination” shall mean any termination of a Participant’s employment with the Company which does not result from such Participant’s (i) resignation, (ii) death, (iii) Cause, (iv) retirement under the Company’s retirement policy or program generally applicable to similarly situated employees of the Company (except in circumstances determined by the Company), or (v) Disability.

(p) “Officer Travel Policy” shall mean the United Continental Holdings, Inc. Officer Travel Policy, as in effect on October 1, 2010.

(q) “Participant” shall have the meaning set forth in Section 2.

(r) “Payments” shall have the meaning set forth in Section 3(e).

(s) “Plan Administrator” shall mean (i) the Committee with respect to any Participant who is subject to section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) the Company’s Chief Executive Officer or such other person as may be designated by the Committee from time to time with respect to any Participant who is not subject to section 16 of the Exchange Act.

(t) “Severance Benefits” shall have the meaning set forth in Section 3(c).

(u) “Severance Period” shall mean 18 months.

(v) “Subsidiary” shall mean any entity in which UCH, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(w) “Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of employment, as determined in accordance with Section 5(h).

(x) “Termination Payment” shall mean an amount equal to 1.5 times the sum of (1) the Participant’s Annual Base Salary, and (2) the Participant’s annual bonus pursuant to the annual, calendar-year bonus award for the year of such termination of employment, based on the target level of performance; provided, however, that if it is reasonably expected that the Participant will be a “covered employee” within the meaning of Section 162(m) of the Code for the year in which termination of employment occurs, then the amount described in clause (2) shall be equal to the target percentage under the Participant’s annual bonus award for the year prior to the year of termination of employment, multiplied by the Participant’s Annual Base Salary described in clause (1).

(y) “WARN” shall have the meaning set forth in Section 6(a).

SECTION 2. Eligibility. Participants in this Plan (“Participants”) are those individuals who are classified as employees of UCH or the Company and who are elected or appointed to the position of Senior Vice President of the Company as of or following the Effective Date or who are selected as Participants in this Plan by the Committee. Effective Date Participants are those individuals who are officers of the Company as of the Effective Date. UCH and the Company may assign the Participant’s employment to any Subsidiary or Affiliate of UCH or the Company and such assignment shall not constitute a termination under this Plan, provided that, upon any such assignment, the Participant shall remain eligible for participation under this Plan.

SECTION 3. Compensation, Benefits and Effect of Termination of Employment.

(a) Compensation and Benefits. During the period of the Participant’s employment, such Participant shall receive an annual base salary in an amount as in effect on the Effective Date with respect to any Effective Date Participant or such other amount as the Participant and the Company may agree upon from time to time. The Participant’s base salary shall be paid in accordance with the Company’s payroll practice for similarly situated employees. The Participant shall be eligible to participate in the annual and long-term incentive compensation programs maintained by UCH or its Subsidiaries for similarly situated employees at the discretion of the Committee. The Participant shall be allowed to participate in all benefits, plans, policies and programs maintained by UCH or its Subsidiaries for similarly situated employees, including the Officer Travel Policy. UCH shall not change, amend or discontinue any Effective Date Participant’s Flight Benefits without such Effective Date Participant’s prior written consent.

(b) Effect of Termination of Employment on Compensation and Accrued Rights. Upon termination of a Participant’s employment with UCH or the Company for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant: (i) the earned but unpaid portion of the Participant’s Annual Base Salary through the Termination Date; (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date, which shall be paid in accordance with the terms of such award; (iii) a lump-sum payment in respect of accrued but unused vacation days at the Participant’s per-business-day Annual Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements due to the Participant (collectively, the “Accrued Rights”). If any Effective Date Participant and UCH were parties to an agreement on the day immediately prior to the Effective Date that provided such Effective Date Participant with Continuation Coverage in connection with a termination of such Effective Date Participant’s employment for reasons other than Involuntary Termination or a Good Reason Termination (but in any event not for “Cause”), then upon termination pursuant to this Section 3(b), such Effective Date Participant shall be eligible to receive Continuation Coverage in accordance with the terms of such prior agreement.

(c) Involuntary Termination and Good Reason Termination. Subject to Sections 3(f) and 5, upon a Participant’s termination of employment with UCH or the Company which constitutes an Involuntary Termination or a Good Reason Termination, in addition to the Accrued Rights, the Company shall also provide the Participant the following payments and benefits set forth in this Section 3(c) (collectively, the “Severance Benefits”):

(i) Continuation Coverage for the Severance Period for the Participant and the Participant’s eligible dependents; provided, however, if any Effective Date Participant and UCH were parties to an agreement on the day immediately prior to the Effective Date that provided such Effective Date Participant with Continuation Coverage for a period of time greater than the Severance Period, then upon termination pursuant to this Section 3(c), such Effective Date Participant and the Effective Date Participant’s eligible dependents shall be eligible to receive Continuation Coverage for such greater time period in accordance with such prior agreement;

(ii) the Termination Payment, payable in a cash lump sum within 60 days following the Termination Date;

(iii) outplacement services provided by an agency selected by the Company at the Company’s cost and commencing on the effective date of the general release of claims contemplated in Section 3(f) and continuing for a period of 12 months thereafter.

Notwithstanding any provisions in this Agreement to the contrary, the Committee may, in its sole and absolute discretion, in the event of the Participant’s material breach of a material obligation of the Participant to UCH or the Company pursuant to any award or agreement between the Participant and UCH or the Company: (A) terminate the right of such Participant to receive the Termination Payment pursuant to clause (ii) of this Section 3(c), to the extent it has not been paid, (B) discontinue the right of such Participant to outplacement benefits described in clause (iii) of this Section 3(c), (C) seek the recoupment of any Termination Payment paid to such Participant under clause (ii) of this Section 3(c), including through exercise rights of set-off, forfeiture or cancellation, to the full extent permitted by law, with respect to any other awards, benefits or payments otherwise due the Participant from UCH, the Company or any of their Affiliates, to the extent the Committee in its sole discretion deems appropriate after considering the relevant facts and circumstances. Any termination and/or recoupment of a Participant’s benefits under this Plan shall be in addition and without prejudice to any other remedies that UCH or the Company might elect to assert.

(d) Flight Benefits. Subject to Sections 3(f) and (5), upon a termination of employment with UCH or the Company (for any reason other than Cause) of (i) any Effective Date Participant or (ii) any Participant who has been employed by UCH or any of its Subsidiaries for at least five years as of the Termination Date, the Company shall provide such Participant with Flight Benefits for the Participant’s lifetime. The post-separation Flight Benefits provided to such Participant do not include the benefit described in section 3(vii)(e) of the Officer Travel Policy (relating to an annual gross up amount); provided, however, that if an Effective Date Participant has a grandfathered right to such post-separation benefit, then such benefit shall be retained by the Effective Date Participant and reflected in the records of the Company. The provisions of this Section 3(d) shall survive any termination or amendment of this Plan with respect to any Effective Date Participant. UCH shall not change, amend or discontinue any Effective Date Participant’s Flight Benefits without such Effective Date Participant’s prior written consent.

(e) Section 280G. Notwithstanding anything to the contrary in this Plan, by participating in this Plan, each Participant expressly agrees that if the payments and benefits provided for in this Plan or any other payments and benefits which such Participant has the right to receive from UCH, the Company and their Affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Participant. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from UCH (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to UCH.

(f) Payment Obligations Absolute; Release of Claims. Subject to the provisions in Sections 3(c) and 6(a), the obligations of UCH and its Affiliates under this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which UCH or its Affiliates may have against a Participant or anyone else; provided that the obligations of UCH and its Affiliates under this Section 3 (except upon such Participant’s death) shall be subject to such Participant’s execution, within 45 days after the Termination Date, of a general release and waiver substantially in the form attached as Exhibit A, which has become irrevocable. UCH and the Company agree to execute such form of release and waiver concurrently with the execution thereof by Participant. All amounts payable by UCH shall be paid without notice or demand. A Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Section 3, and, except with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of the obligations of UCH and its Affiliates under this Section 3.

SECTION 4. Administration of Plan; Claims Procedure.

(a) General. Except as specifically provided herein, the Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Plan Administrator shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA.

(b) Interpretations and Variations. The Plan Administrator shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under the Plan. The Plan Administrator or its representative shall decide any issues arising under this Plan, and the decision of the Plan Administrator shall be binding and conclusive on the Participants, UCH and the Company. Any variations from the Plan may be made only by the Plan Administrator in its sole discretion.

(c) Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the Executive Vice President and General Counsel & Secretary, as set forth in Section 7(a). The Plan Administrator shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.

(d) Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

(e) Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

(f) Review of Appeal. In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

(g) Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section 4 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

(h) Arbitration. Upon a Claimant’s exhaustion of the provisions set forth above, any Claimant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration proceedings will be located in Chicago, Illinois. The arbitrators are not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of Illinois. BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.

SECTION 5. Section 409A Compliance; Changes in Law.

(a) It is the intention of UCH and the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. UCH and the Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that UCH determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 7(k), UCH shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and neither UCH nor the Company shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.

(b) In the event that UCH determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency (other than Section 409A of the Code), UCH and the Company shall be entitled, notwithstanding Section 7(k), to amend or modify such provision as UCH determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.

(c) The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the Participant’s Separation Date, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Separation Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Code Section 401(a)(17) then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Code Section 409A.

(d) To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code, and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i), as determined by UCH in accordance with any method permitted under Code Section 409A, as of the date of the Participant’s separation from service, each such payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Participant’s separation from service or (ii) the date of the Participant’s death (which date is the “Section 409A Payment Date”), and the Participant shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the Aa Corporate Bond Rate (as defined below). This paragraph shall not apply to any payment or benefit otherwise described in the preceding sentence if another provision of this Plan or any other plan or program of UCH or any of its Affiliates is intended to cause such Participant’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. “Aa Corporate Bond Rate” means the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding the Termination Date (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Company).

(e) Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit. Any tax gross-up payment payable to a Participant, whether under this Plan or otherwise, shall be paid to the Participant or to the applicable taxing authorities on the Participant’s behalf as soon as practicable after the related taxes are due, but in any event not later than the last day of the calendar year following the calendar year in which the related taxes are remitted to the taxing authorities.

SECTION 6. Offset; No Mitigation.

(a) The amount of a Participant’s Termination Payment shall be reduced to the extent necessary to defray amounts owed under the travel program applicable to such Participant, unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.

(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as specifically provided in the definition of Continuation Coverage, such amounts shall not be reduced whether or not the Participant obtains other employment.

SECTION 7. Miscellaneous.

(a) Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company or UCH:	United Continental Holdings, Inc.
233 S. Wacker Drive, HDQLD
Chicago, Illinois 60606
Attention: General Counsel

If to a Participant:	At the most recent address
on file with the Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

(b) GOVERNING LAW. THIS PLAN SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. By participating in this Plan, each Participant and UCH and the Company hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Chicago, Illinois, and agree that any claim which, subject to Section 4 above, may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

(c) No Waiver. No failure by UCH, the Company or a Participant at any time to give notice of any breach by UCH, the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If a court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.

(e) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

(f) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(g) Interpretations. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(h) Successors. This Plan shall be binding upon and inure to the benefit of UCH and the Company and any successor of UCH or the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of UCH or the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of UCH and the Company.

(i) Other Agreement. Except as provided in (i) plans, policies and programs referenced in Section 3(a), (ii) any awards under stock incentive plans or programs, long term incentive programs, annual incentive program, or similar plans or programs of UCH or the Company, (iii) if applicable, the SERP Agreement among the Participant, UCH and the Company, and (iv) if applicable, terms and conditions that survive upon the expiration of the employment agreement among the Participant, UCH and the Company as of the Effective Date, this Plan sets forth the entire agreement of UCH and the Company with regard to the subject matter hereof.

(j) Deemed Resignations. Any termination of a Participant’s employment shall constitute an automatic resignation of such Participant as an officer of UCH, the Company and each Affiliate of UCH and the Company, an automatic resignation from the board of directors, if applicable, of UCH and the Company and each Affiliate of UCH and the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company, UCH or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s, UCH’s, or such Affiliate’s designee or other representative.

(k) No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between UCH and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of UCH or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.

(l) Amendment and Termination of this Plan. Except as specifically provided in Section 5, no amendment that is materially adverse to any Effective Date Participant will be effective without the written consent of the Effective Date Participant. Subject to the foregoing, the Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) except as specifically provided in Section 5, no amendment that is materially adverse to any Participant will be effective without such Participant’s written consent until one year after its adoption, (ii) termination of the Plan will not be effective until the first anniversary of the date of the relevant corporate action authorizing the Plan’s termination and (iii) no such amendment, modification or termination shall affect the right to any unpaid Severance Benefits of any Participant whose Termination Date has occurred prior to such amendment, modification or termination of this Plan. The failure of UCH, the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of UCH, the Company or such Participant or deprive UCH, the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by UCH, the Company or any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 8. Survival. The provisions of this Plan, including Sections 3, 4, 5, 6, 7 and 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s employment with UCH or any of its Affiliates for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

* * * * * *

IN WITNESS WHEREOF, UCH and the Company have each caused this Executive Severance Plan to be executed on its behalf, to be effective as of October 1, 2014.

UNITED CONTINENTAL HOLDINGS, INC.

/s/ Jeffery A. Smisek
Jeffery A. Smisek
President and Chief Executive Officer

UNITED AIRLINES, INC.

/s/ Jeffery A. Smisek
Jeffery A. Smisek
President and Chief Executive Officer

EXHIBIT A

Form of Release Agreement

(to be executed by UCH, Company and Participant)

In consideration of the benefits provided to [            ] (“Participant”) pursuant to the terms of the United Continental Holdings, Inc. Senior Officer Severance Plan (the “Severance Plan”) and other valuable consideration, Participant hereby releases United Continental Holdings, Inc. (“UCH”) and United Airlines, Inc. (“Company”) and each of their subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Participant’s employment by, or services rendered to or for, Company, UCH, or any of their subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by UCH or Company of (i) its post-employment obligations under the Severance Plan, (ii) its obligations under its qualified retirements plans in which Participant participates (the “Qualified Plans”), under Participant’s outstanding grants of stock options or restricted stock, under Participant’s outstanding awards under the long term incentive programs of UCH and Company (the “Incentive Programs”), or under any other compensation plan or program of UCH or Company, including, if applicable, the SERP Agreement among the Participant, UCH and the Company, or (iii) its obligations under existing agreements governing Participant’s flight benefits relating to other airlines, if any. UCH and Company hereby release Participant from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Participant’s employment by, or services rendered to or for, UCH, Company or any of their subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Participant of the Severance Plan or of Participant’s obligations under the Qualified Plans, under Participant’s outstanding grants of stock options or restricted stock, under Participant’s outstanding awards under the Incentive Programs, under any other compensation plan or program of UCH or Company, including, if applicable, the SERP Agreement among the Participant, UCH and the Company, or under existing agreements governing Participant’s flight benefits relating to other airlines, if any. These releases are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this Release Agreement by Participant, Company and UCH. Each party agrees that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of any such party. Notwithstanding the foregoing, the post-employment obligations created by the Severance Plan, the Qualified Plans, Participant’s outstanding grants of stock options or restricted stock, Participant’s outstanding awards under the Incentive Programs, or under any other compensation plan or program of UCH or Company, or under existing agreements governing Participant’s flight benefits relating to other airlines, if any, are not released.

Participant acknowledges that, by Participant’s free and voluntary act of signing below, Participant agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

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Participant acknowledges that Participant has received a copy of this Release Agreement on [date that Participant receives Release Agreement]. Participant understands that Participant may consider whether to agree to the terms contained herein for a period of [twenty-one] [forty-five] days after the date Participant has received this Release Agreement. Accordingly, Participant may execute this Release Agreement by [date [21] [45] days after Release Agreement is given to Participant], to acknowledge Participant’s understanding of and agreement with the foregoing. [Add if 45 days applies: Participant acknowledges that attached to this Release Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (ii) a list of the ages of those employees not selected for termination (or participation in such program).] Participant acknowledges that Participant has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Participant (the “Effective Date”). During the seven-day period prior to the Effective Date, Participant may revoke Participant’s agreement to accept the terms hereof by serving written notice in accordance with Section 7(a) of the Plan to Company of Participant’s intention to revoke. Effective on the eighth calendar day following the date set forth below.

UNITED CONTINENTAL HOLDINGS, INC.

By:
Name:
Title:

UNITED AIRLINES, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Date Signed:

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